UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2008

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)

2635 N. Crescent Ridge Drive The Woodlands, Texas	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 16, 2008, Opexa Therapeutics, Inc (“Company”) entered into a three year employment agreement with Neil K. Warma pursuant to which he will serve as president and chief executive officer (“Employment Agreement”).

Pursuant to the Employment Agreement, Mr. Warma will be paid as compensation $285,000 for the first twelve month period, $335,000 for the second twelve month period and $385,000 for the third twelve month period.  In addition, Mr. Warma is entitled to the following:  (i) an annual cash bonus of up to 50% of his base salary based upon milestones to be agreed upon; (ii) a one-time payment of $50,000 cash and 25,000 shares of the Company’s common stock to be issued if and when the closing bid price of the Company’s common stock equals or exceeds $4.00 for twenty consecutive trading days; and (iii) a ten-year stock option to purchase 250,000 shares of common stock with an exercise price of $1.01 per share that vests 50,000 shares immediately and the balance quarterly in equal amounts over three years.  In addition, the Company is providing Mr. Warma with the Company standard benefits and insurance coverage as generally provided to its management and certain relocation benefits.

Between 2004 and 2007 Mr. Warma was president and chief executive officer of Viron Therapeutics Inc., a privately-held clinical stage biopharmaceutical company developing a novel class of protein therapeutics targeting human inflammatory disorders.  Between 2000 and 2003, Mr. Warma was an executive and co-founder of MedExact S.A., an Internet company providing clinical information and services to physicians and pharmaceutical companies.

Additionally, Mr. Warma (age 45) will be nominated by the Board as a director nominee on the slate of directors to be voted upon by the shareholders at the 2008 annual meeting of Opexa shareholders.

In connection with the appointment of Mr. Warma, Mr. David McWilliams entered into a consulting agreement and his employment agreement was terminated without cause.

Item 9.01.     Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Exhibit Description
10.1	Neil K.Warma Employment Agreement
99.1	Press Release dated June 17, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

OPEXA THERAPEUTICS, INC.

By: /s/ Lynne Hohlfeld
Lynne Hohlfeld, Chief Financial Officer

DATE:	June 18, 2008

Exhibit Index

Exhibit Number	Exhibit Description
10.1	Neil K. Warma Employment Agreement
99.1	Press Release dated June 17, 2008